Not for release, distribution or publication, in whole or in part, in, into or from Australia, Canada or Japan

FOR IMMEDIATE RELEASE

22 April 2004

Recommended Cash and Share Offer by TIBCO Software Inc. and by Banc of America Securities Limited (on its behalf outside the United States) for Staffware plc

•	The boards of TIBCO Software Inc. (“TIBCO”) and Staffware plc (“Staffware” or the “Company”) announce that they have agreed the terms of a recommended cash and share offer for the entire issued and to be issued share capital of Staffware to be made by Banc of America Securities Limited (“Banc of America Securities”) on behalf of TIBCO outside the United States and by TIBCO in the United States (the “Offer”).

•	The acquisition of Staffware by TIBCO will:

–	broaden TIBCO’s solutions for automating and integrating business processes; together, TIBCO’s leading real-time business integration platform and Staffware’s business process management (“BPM”) technology have the potential to provide an unparalleled solution to today’s marketplace;

–	create a larger software technology leader that addresses the needs of both information technology (“IT”) and business users through the complementary mix of TIBCO’s business integration technology and Staffware’s BPM solutions;

–	deepen TIBCO’s industry expertise in the finance, insurance, telecom and government sectors with the addition of Staffware’s capabilities in these areas; and

–	increase TIBCO’s distribution capabilities through the cross-selling of products into new geographies and an expanded customer and partner base.

•	TIBCO’s post transaction focus is to ensure that the customer base of both TIBCO and Staffware are successful with their existing investments and will continue to be successful with future projects. Development and support for Staffware’s iProcess product and TIBCO’s BusinessWorks Workflow product will continue forward with no disruption.

•	The Offer values each Staffware Share at 840 pence and comprises 504 pence in cash and 0.6902 of a New TIBCO Share worth 336 pence based on an exchange rate of US$1.7932 : £1.00 and a price per TIBCO Share of US$8.73, being the average Closing Price for each TIBCO Share for the five dealing days ended 20 April 2004.

•	Staffware Shareholders will also retain the right to receive the final dividend of five pence per Staffware Share announced on 16 March 2004.

•	TIBCO will offer a mix and match election under which Staffware Shareholders who validly accept the Offer may request to vary the proportions in which they receive New TIBCO Shares and cash in respect of their Staffware Shares.

•	The Offer values the entire issued share capital of Staffware at approximately £122.8 million and represents a premium of approximately:

–	41 per cent. to the Closing Price of 597.5 pence per Staffware Share on 21 April 2004, the last dealing day immediately prior to the date of this announcement;

–	40 per cent. to the average Closing Price of 598 pence per Staffware Share over the last 30 dealing days immediately prior to the date of this announcement; and

–	54 per cent. to the Enterprise Value of £65.5 million as based on the Closing Price of 597.5 pence per Staffware Share on 21 April 2004, the last dealing day immediately prior to the date of this announcement.

•	Based on an exchange rate of US$1.7720 : £1.00 and a TIBCO share price of US$8.49, being respectively the prevailing exchange rate and the closing price of a TIBCO Share on 21 April 2004 (the last dealing day prior to the announcement of the Offer), the Offer values each Staffware Share at 835 pence, which represents a premium of approximately 40 per cent. to the Closing Price of 597.5 pence per Staffware Share on 21 April 2004.

•	TIBCO has received irrevocable undertakings from the Directors of Staffware to accept the Offer in respect of their entire legal holdings of Staffware Shares representing approximately 9.1 per cent. of the existing issued share capital of Staffware.

•	The Directors of Staffware who have been so advised by their financial advisers, Dresdner Kleinwort Wasserstein, consider the terms of the Offer to be fair and reasonable. In providing advice to the Directors of Staffware, Dresdner Kleinwort Wasserstein has taken into account the Directors of Staffware’s commercial assessments. Accordingly, the Staffware Directors intend unanimously to recommend that Staffware Shareholders accept the Offer.

Commenting on the Offer, Vivek Ranadive, Chairman and CEO of TIBCO, said:

“We believe business processes are rapidly becoming the most valuable corporate asset. This combination brings two best-in-class technologies together to more completely deliver value to customers investing in BPM solutions. The combination with Staffware will provide TIBCO with immediate additional reach into new and emerging markets including retail banking, insurance, public sector and telecommunications, as well as increased geographic presence within Europe and Asia Pacific. We believe that the combined companies can accelerate market momentum relative to market peers, and set a new standard for what is needed to effectively compete in the BPM market.”

John O’Connell, Chairman and CEO of Staffware, said:

“The combination of Staffware and TIBCO brings together two recognised technology leaders with highly complementary skills and product offerings. By combining Staffware’s acknowledged position as one of the leaders in business process management software and TIBCO’s award-winning, standards-based platform for real-time business, we believe that the combined organisation will be able to provide its customers and partners with a powerful combination of products, services and people.

Having actively considered a number of alternative strategies for Staffware, in particular, to achieve sufficient scale in the US market, we believe that TIBCO’s Offer provides attractive value for Staffware’s shareholders without the potential costs and risks associated with the significant investment that would otherwise be required in our North American business.”

This summary should be read in conjunction with the full text of the attached announcement. Appendix I contains the conditions and certain further terms of the Offer, Appendix II sets out the sources and bases of calculation and Appendix III contains definitions of certain terms used in this announcement.

Enquiries:
TIBCO Software Inc.
Media: Robin Stoecker	Tel:	+1 650 846 5044
Investors: Michael Magaro	Tel:	+1 650 846 5428

Staffware plc
John O’Connell – Chairman and CEO	Tel:	+44 (0)1628 786 800
Tim Perks – CFO	Tel:	+44 (0)1628 786 830

Banc of America Securities – financial adviser to TIBCO
Paul Mullins	Tel:	+44 (0)20 7174 5343
Drago Rajkovic	Tel:	+1 (415) 913 3429

Dresdner Kleinwort Wasserstein – financial adviser and broker to Staffware
Robert Petch	Tel:	+44 (0)20 7623 8000
Michael Covington	Tel:	+44 (0)20 7623 8000

PR (Staffware) – Citigate Dewe Rogerson
Toby Mountford	Tel:	+44 (0)20 7638 9571
	Mob:	+44 (0)7710 356611
Sara Batchelor	Tel:	+44 (0)20 7638 9571
	Mob:	+44 (0)7866 470890

TIBCO has scheduled a conference call for 9:00am EST today to discuss the Offer. Interested parties may access the conference call over the internet through CCBN at www.companyboardroom.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to a live broadcast of the call, a replay will be available through TIBCO’s website at www.tibco.com shortly after the live call ends.

The Staffware Directors accept responsibility for the information contained in this announcement relating to Staffware’s current and historical position and the Staffware Directors. To the best of the knowledge and belief of the Directors of Staffware (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The TIBCO Offer Committee accept responsibility for all other information contained in this announcement. To the best of the knowledge and belief of the TIBCO Offer Committee (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Banc of America Securities, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for TIBCO as financial adviser (within the meaning of the Rules of the Financial Services Authority) and for no one else in connection with the Offer and will not be responsible to anyone other than TIBCO for providing the protections afforded to clients of Banc of America Securities or for giving advice in relation to the Offer.

Dresdner Kleinwort Wasserstein Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for Staffware and for no one else in connection with the Offer and is not acting for any person other than Staffware and will not be responsible to any person other than Staffware for providing advice in connection with the Offer and the other matters described herein.

The Offer will not be made, directly or indirectly, in or into Australia, Canada or Japan and will not be capable of acceptance from within Australia, Canada or Japan. Accordingly, copies of this announcement and all other documents relating to the Offer are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into or from Australia, Canada or Japan. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions and must not mail or otherwise forward, distribute or send such documents in, into or from Australia, Canada or Japan. Doing so may invalidate any related purported acceptance of the Offer.

This release contains forward-looking statements within the meaning of the “safe harbour” provisions of the United States securities laws. All statements other than statements of historical fact are statements that could be deemed forward-looking statements-including, without limitation, statements regarding (i) the ability of the acquisition to broaden TIBCO’s solutions for automating and integrating business processes, (ii) the ability of the combined offering of the TIBCO platform and the Staffware’s technology to provide an unparalleled solution to today’s marketplace, (iii) the ability of the acquisition to create a larger software technology leader, (iv) the ability of TIBCO to deepen its industry expertise in finance, insurance, telecom and government sectors as a result of the acquisition, (v) the ability of the acquisition to increase TIBCO’s distribution capabilities solutions, (vi) the continued development and support for Staffware’s iProcess product and TIBCO’s BusinessWorks Workflow products, (vii) the optimisation of Staffware’s iProcess product to run with key TIBCO products, (viii) TIBCO’s plan to continue to market, develop and maintain existing BPM and business integration products, (ix) TIBCO’s plan to deliver a fully interoperable, unified suite in mid to late 2005 and (x) TIBCO’s plan to provide an upgrade or migration path to current Staffware customers and the actual results could differ materially from what is envisaged by such forward-looking statements if TIBCO is unable to successfully integrate the Staffware’s business after the acquisition, if TIBCO is unable to successfully develop, market and sell the Staffware business process management and workflow solutions or if the market for business integration solutions does develop and grow as is now expected. In addition, the acquisition may not occur or may not occur in the time currently contemplated if the shareholders of Staffware do not accept the offer for their shares to TIBCO on the terms offered by TIBCO. TIBCO assumes no obligation to update the forward-looking statements included in this release.

TIBCO will prepare the Offer Document to be distributed to Staffware Shareholders. TIBCO urges Staffware Shareholders to read the Offer Document when it becomes available because it will contain important information relating to the Offer.

The Offer will be open to Staffware Shareholders resident in the United States. The Offer as extended into the United States will be made by TIBCO and not by Banc of America Securities.

The Offer will be made for the securities of a non-US company. The Offer will be made in accordance with the requirements of the Code and will be subject to disclosure and procedural requirements that are different from those under United States law.

This announcement does not constitute an offer to sell or the solicitation of an offer to purchase or subscribe for any securities whether under the laws of the United States or under the laws of any state of the United States or elsewhere.

Not for release, distribution or publication, in whole or in part, in, into or from Australia, Canada or Japan

FOR IMMEDIATE RELEASE

22 April 2004

Recommended Cash and Share Offer by TIBCO Software Inc. and by Banc of America Securities Limited (on its behalf outside the United States) for Staffware plc

1 Introduction

The boards of TIBCO Software Inc. (“TIBCO”) and Staffware plc (“Staffware” or the “Company”) announce that they have agreed the terms of a recommended cash and share offer for the entire issued and to be issued share capital of Staffware to be made by Banc of America Securities Limited (“Banc of America Securities”) on behalf of TIBCO outside the United States and by TIBCO in the United States.

The Offer values each Staffware Share at 840 pence and comprises 504 pence in cash and 0.6902 of a New TIBCO Share. This is based on an exchange rate of US$1.7932 : £1.00 and a price per TIBCO Share of US$8.73 being the average Closing Price for each TIBCO Share for the five dealing days ended 20 April 2004. Staffware Shareholders will also retain the right to receive the final dividend of five pence per share announced on 16 March 2004.

Banc of America Securities is acting as financial adviser to TIBCO in relation to the Offer. Dresdner Kleinwort Wasserstein is acting as financial adviser and broker to Staffware.

2 The Offer

The Offer will be made by Banc of America Securities on behalf of TIBCO outside the United States, and by TIBCO in the United States, to acquire the entire issued and to be issued share capital of Staffware on the terms and subject to the conditions set out below and in Appendix I of this announcement and to be set out in the Offer Document and accompanying Form of Acceptance. The Offer will be made on the following basis:

for each Staffware Share	504 pence in cash and 0.6902 of a New TIBCO Share

The Offer values the entire issued share capital of Staffware at approximately £122.8 million and represents a premium of approximately:

•	41 per cent. to the Closing Price of 597.5 pence per Staffware Share on 21 April 2004, the last dealing day immediately prior to the date of this announcement;

•	40 per cent. to the average Closing Price of 598 pence per Staffware Share over the last 30 dealing days immediately prior to the date of this announcement; and

•	54 per cent to the Enterprise Value of £65.5 million, as based on the Closing Price of 597.5 pence per Staffware Share on 21 April 2004, the last dealing day immediately prior to the date of this announcement.

Based on an exchange rate of US$1.7720 : £1.00 and a TIBCO share price of US$8.49, being respectively the prevailing exchange rate and the closing price of a TIBCO Share on 21 April 2004 (the last dealing day prior to the announcement of the Offer), the Offer values each Staffware share at 835 pence, which represents a premium of approximately 40 per cent. to the Closing Price of 597.5 pence per Staffware Share on 21 April 2004.

TIBCO expects that the number of New TIBCO Shares that will be issued on full acceptance of the Offer with respect to the issued and to be issued share capital of Staffware will not be more than 11.1 million (representing approximately 5.3 per cent. of the issued common stock of TIBCO as enlarged as a result of the Offer).

The New TIBCO Shares issued to Staffware Shareholders who accept the Offer will be credited as fully paid and non-assessable, will be freely transferable and tradeable, will rank pari passu in all respects with existing TIBCO Shares and will entitle the holder to all dividends and other distributions declared, made or paid after the date hereof. Appropriate adjustments to the number of New TIBCO Shares paid in the Offer will be made if TIBCO effects a stock split, stock dividend or reverse stock split or other capital reorganisation. The New TIBCO Shares are expected to be authorised for listing, subject to official notice of issuance, on Nasdaq. It is not expected that application will be made for New TIBCO Shares to be admitted to dealings on any other stock exchange.

The Offer will extend, subject to the terms and conditions to be set out in the Offer Document and Form of Acceptance, to all Staffware Shares unconditionally allotted or issued on the date on which the Offer is made and to any further Staffware Shares unconditionally allotted or issued while the Offer remains open for acceptance (or prior to such earlier date as TIBCO may, subject to the Code, decide).

The Staffware Shares will be acquired by TIBCO pursuant to the Offer fully paid and free from all liens, charges, equitable interests, encumbrances and other third party rights and interests of any nature whatsoever and together with all rights now or hereafter attaching thereto, including the right to receive all dividends and other distributions (if any) declared, made or paid hereafter save for the recommended final dividend of five pence per Staffware Share announced on 16 March 2004.

Fractions of New TIBCO Shares will not be allotted or issued to Staffware Shareholders but will be aggregated and sold in the market and the net proceeds of sale distributed on a pro rata basis to the Staffware Shareholders who are entitled to them. Such payment will be made in pounds sterling, the proceeds having been converted from US Dollars at a prevailing exchange rate selected by TIBCO at the time of payment. However, individual payments of less than £5.00 will not be paid to Staffware Shareholders but will be retained for the benefit of the enlarged TIBCO Group.

3 Dealing facility

TIBCO proposes to use reasonable endeavours to procure that a low cost dealing facility is put in place in relation to the New TIBCO Shares to enable Staffware Shareholders, at the time of their acceptance of the Offer, to elect to sell any New TIBCO Shares issued to them in connection with the Offer pursuant to an election in the Form of Acceptance. Further information will be provided in the Offer Document.

4 Mix and match election

Staffware Shareholders who validly accept the Offer will, subject to scale back if either the cash or New TIBCO Shares components of the Offer are over subscribed, be able to request under the mix and match election set out in the Form of Acceptance to vary the proportions in which they receive New TIBCO Shares and cash in respect of their Staffware Shares.

The maximum amount of cash to be paid under the Offer and the maximum number of New TIBCO Shares to be issued under the Offer will not be varied as a result of the mix and match election. Accordingly, Staffware Shareholders’ mix and match elections may necessarily be subject to being scaled back. Therefore, Staffware Shareholders who make mix and match elections will not know the exact number of New TIBCO Shares or the amount of cash they will receive until settlement of the consideration under the Offer.

Although the Offer will remain open for at least 14 calendar days after the later of date on which the Offer becomes or is declared unconditional in all respects or the date it would otherwise have expired, the mix and match election will remain open until, but not beyond, 3:00 p.m. London time, 10:00 a.m. New York City time on the date falling five calendar days after the Offer becomes or is declared unconditional in all respects. Mix and match elections must be made at the same time as the acceptances of the Offer to which they relate, on the relevant Form of Acceptance. Staffware Shareholders who do not make a mix and match election or who do not accept the Offer until after the fifth calendar day after the Offer becomes or is declared unconditional in all respects will receive the basic entitlement of 504 pence in cash and 0.6902 of a New TIBCO Share for every Staffware Share held.

Insofar as a Staffware Shareholder is entitled to receive additional cash under the mix and match election, it will be payable in an amount per one New TIBCO Share equal to £4.87 for each such New TIBCO Share (and proportionately for each part thereof) to which the shareholder would otherwise have been entitled under the basic terms of the Offer if the shareholder had not elected to receive additional cash. This is based on an exchange rate of US$1.7932 : £1.00 and a price per TIBCO Share of US$8.73, being the average Closing Price for each TIBCO Share over the five dealing days ended 20 April 2004.

A mix and match election made by a Staffware Shareholder may not be changed after the time that it is first made on the relevant Form of Acceptance. However, acceptances, including the associated mix and match election, may be withdrawn in accordance with the procedures that will be set out in the Offer Document.

The mix and match election will be conditional upon the Offer becoming or being declared unconditional in all respects.

Full details of the New TIBCO Shares will be contained in the Offer Document to be sent to Staffware Shareholders.

5 Undertakings to accept the Offer and lock-in

TIBCO has received irrevocable undertakings from the Directors of Staffware to accept the Offer in respect of their entire legal holdings comprising 1,330,269 Staffware Shares in aggregate, representing approximately 9.1 per cent. of Staffware’s existing issued share capital. Such undertakings cease to be binding only if the Offer lapses or is withdrawn.

In addition, John O’Connell, Chairman of Staffware, has agreed with TIBCO that he would not (save in certain limited circumstances) dispose of or transfer 75 per cent. of the New TIBCO Shares he will receive pursuant to the Offer until at least the first anniversary date of when the Offer becomes or is declared wholly unconditional.

6 Recommendation

The Directors of Staffware, who have been so advised by Dresdner Kleinwort Wasserstein, consider the terms of the Offer to be fair and reasonable. In providing advice to the Directors of Staffware, Dresdner Kleinwort Wasserstein has taken into account the Directors of Staffware’s commercial assessments. Accordingly, the Staffware Directors intend unanimously to recommend that Staffware Shareholders accept the Offer.

7 Background to and reasons for the Offer

The acquisition of Staffware by TIBCO will:

•	broaden TIBCO’s solutions for automating and integrating business processes; together, TIBCO’s leading real-time business integration platform and Staffware’s business process management (“BPM”) technology have the potential to provide an unparalleled solution to today’s marketplace;

•	create a larger software technology leader that addresses the needs of both information technology (“IT”) and business users through the complementary mix of TIBCO’s business integration technology and Staffware’s BPM solutions;

•	deepen TIBCO’s industry expertise in the finance, insurance, telecom and government sectors with the addition of Staffware’s capabilities in these areas; and

•	increase TIBCO’s distribution capabilities through the cross-selling of products into new geographies and an expanded customer and partner base.

TIBCO believes the combination should deliver significant strategic benefits to customers and provide opportunities to reduce expenses over time.

The combined company will be committed to customer success and will continue to market, develop and maintain BPM and business integration products. Longer term, the vision will be to deliver a fully interoperable, unified suite in mid to late 2005. For any future integrated product, TIBCO is also committed to providing an upgrade or migration path to customers currently on maintenance and applicable licences.

TIBCO’s post transaction focus is to ensure that the customer base of both TIBCO and Staffware are successful with their existing investments and will continue to be successful with future projects. Development and support for Staffware’s iProcess product and TIBCO’s BusinessWorks Workflow product will continue forward with no disruption. Staffware’s iProcess product will be optimised to run with key TIBCO’s products, including EAI, BAM and Portal.

8 Compulsory acquisition and delisting

If TIBCO receives acceptances under the Offer in respect of, and/or otherwise acquires, 90 per cent. or more of the Staffware Shares to which the Offer relates, TIBCO intends to apply the provisions of Sections 428 to 430F (inclusive) of the Companies Act to acquire compulsorily the remaining Staffware Shares to which the Offer relates.

If the Offer becomes or is declared unconditional in all respects, TIBCO intends to procure the making of an application by Staffware to the UK Listing Authority for the cancellation of the listing of Staffware Shares on the Official List and to the London Stock Exchange for the cancellation of trading of Staffware Shares on its market for listed securities. It is anticipated that cancellation of listing and trading will take effect no earlier than 20 business days after the Offer becomes or is declared unconditional in all respects. Delisting and cancellation would significantly reduce the liquidity and marketability of any Staffware Shares in respect of which the Offer has not been accepted.

It is also proposed that if the Offer becomes or is declared unconditional in all respects and after the Staffware Shares are delisted, Staffware would be re-registered as a private company under the relevant provisions of the Act.

9 Inducement fee

As an inducement to TIBCO to make the Offer, Staffware has agreed to pay TIBCO a fee of £1,348,687 in the event that:

(a)	save where the average Closing Price per TIBCO Shares is less than US$5.13 for five consecutive dealing days and where the average of the Standard and Poor’s Information Technology Index for such five days has not dropped by more than 20 per cent. from the average of such index for the preceding five consecutive US business days, the board of Staffware or any of the Directors of Staffware fail to recommend the Offer in the Offer Document or withdraw or materially modify its or his recommendation, and the Offer subsequently lapses or is withdrawn; or

(b)	there is the announcement of, the making of, or entering into of any agreement in respect of (i) any offer (as defined in the Code) for, or scheme of arrangement of, Staffware or any proposal which will result in a change of control (as defined in the Code) of Staffware; or (ii) any sale, merger, business combination, demerger or liquidation (or similar transaction or arrangement) in respect of the whole or a material part of the operations of Staffware Group; or (iii) any proposal involving a takeover or acquisition by any member of the Staffware Group (by public offer, scheme of arrangement or otherwise) of another company or business (each an independent competing offer); in each case by, or with, any person or persons who are not acting in concert (as defined in the Code) with TIBCO, and thereafter the Offer lapses or is withdrawn and any such independent competing offer becomes wholly unconditional or otherwise completes in accordance with its terms.

10 Information on TIBCO

TIBCO is one of the world’s leading independent business integration software companies, demonstrated by market share and analyst reports. In addition, TIBCO is a leading enabler of Real-Time Business, helping companies become more cost-effective, more agile and more efficient. TIBCO has delivered the value of Real-Time Business, which TIBCO calls The Power of Now, to over 2,000 customers around the world and in a wide variety of industries.

TIBCO Shares are listed on Nasdaq under the symbol TIBX. TIBCO has a current market capitalisation of approximately US$1.7 billion based on the Closing Price of US$8.49 for each TIBCO Share on 21 April 2004, the last dealing day immediately prior to the date of this announcement. In the year ended 30 November 2003, TIBCO reported profit before tax of US$17.5 million and revenues of US$264.2 million. As at 30 November 2003, TIBCO had total cash and cash equivalents of US$604.7 million. TIBCO has not historically paid a dividend.

11 Information on Staffware

Staffware is a leading global specialist BPM solutions provider. Approximately 700 customer organisations are actively using its software within the banking, insurance, telecommunications, utilities, general commercial, manufacturing and government sectors. Staffware is headquartered in the UK, has offices in 17 countries and currently employs approximately 370 people.

Staffware released its first product in the mid-1980s and commenced trading under the name of Staffware in December 1993. In the last ten years Staffware has developed from being a provider of workflow software addressing low to mid-volume departmental requirements into a leading specialist BPM solutions provider, handling integration with other technologies and software. BPM automates and streamlines the many processes that are essential to the running of an organisation. These business processes include people-to-people, people-to-application and application-to-application interactions, in other words both human and straight through, automatic, processes. BPM maintains an overview of the many actions that are core to the operation of an organization and establishes a framework for their timely execution and management. Staffware’s flagship BPM product, the iProcess Engine, is the key component of the Staffware iProcess Suite, which provides the technology for businesses to custom build, automate, refine and control their processes. The Staffware iProcess Suite can deliver efficiency improvements to an organisation, including increased productivity, reduced costs, greater control and enhanced customer services.

On 16 March 2004, Staffware announced record results for the year ended 31 December 2003 during which sales revenue increased by 9 per cent. to £42.7 million and EBITDA by 20 per cent. to £4.8 million. Cash balances were increased by £2.8 million during the year to £21.8 million as at 31 December 2003. In the fourth quarter, sales were £13.4 million, representing a 5 per cent. increase on the fourth quarter of 2002. These results were achieved at a time when trading conditions for IT companies have continued to be challenging. The Directors of Staffware consider that trading has been satisfactory since that date.

12 Management and employees

TIBCO attaches great importance to the skills and experience of the existing management and employees of Staffware and believes that opportunities for them will be enhanced in the event that the Offer becomes or is declared unconditional in all respects.

TIBCO has given assurances to the Staffware Board that the existing employment rights, including pension rights, of all the employees of Staffware will be fully safeguarded.

13 Share option schemes

The Offer will extend to all Staffware Shares unconditionally allotted or issued or acquired pursuant to the exercise of options under the Staffware Share Option Schemes prior to the date on which the Offer closes (or such earlier time as TIBCO may, subject to the provisions of the Code or with the consent of the Panel, decide).

As soon as practicable after the Offer becomes or is declared unconditional in all respects, TIBCO will make proposals, consistent with the Offer, to holders of unexercised options granted under the Staffware Share Option Schemes.

14 Financing

TIBCO intends to fund the cash component of the Offer from its existing cash resources.

15 Disclosure of interests in Staffware

Save for the 1,330,269 Staffware Shares in respect of which TIBCO has received irrevocable undertakings to accept the Offer, neither TIBCO nor any of the directors of TIBCO nor any other TIBCO subsidiary, nor, so far as TIBCO is aware, any person acting in concert with TIBCO for the purposes of the Offer, owns, controls or holds any Staffware Shares or any securities convertible or exchangeable into, or rights to subscribe for, purchase or holds any options to purchase any Staffware Shares or has entered into any derivative referenced to Staffware Shares which remains outstanding.

In view of the requirement for confidentiality, TIBCO has not made any enquiries in this respect of certain parties who may be deemed by the Panel to be acting in concert with it for the purposes of the Offer.

16 General

The Offer will be made on the terms and subject to the conditions set out herein and in Appendix I, and to be set out in the Offer Document and the accompanying Form of Acceptance. These will be dispatched to Staffware Shareholders (other than those with addresses in Australia, Canada or Japan), and for information only, to holders of options granted under the Staffware Share Option Schemes, in due course. The Offer and acceptances thereof will be governed by English law. The Offer will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange, the UK Listing Authority, the SEC and the Exchange Act.

Details of the sources and bases of certain information set out in this announcement are included in Appendix II. Certain terms used in this announcement are defined in Appendix III.

This announcement does not constitute, or form any part of, any offer for, or solicitation of any offer for securities. Any acceptance or other response to the Offer should be made only on the basis of the information contained in the Offer Document and accompanying Form of Acceptance.

The Panel wishes to draw the attention of member firms of Nasdaq to certain UK dealing disclosure requirements following this announcement, which commences an Offer Period in accordance with the Code. The Code is published and administered by the Panel. An Offer Period is deemed to commence at the time when an announcement is made of a proposed or possible offer, with or without terms and will end on the date on which the Offer becomes or is declared unconditional as to acceptances or lapses or is otherwise withdrawn. Staffware has equity securities traded on the London Stock Exchange. TIBCO has equity securities traded on Nasdaq.

The disclosure requirements referred to above are set out in more detail in Rule 8 of the Code. Under the provisions of Rule 8.3, any person who, alone or acting together with any person(s) pursuant to an agreement or understanding (whether formal or informal) to acquire or control securities of Staffware and/or TIBCO, or who, as a result of any transaction becomes the owner or controller, directly or indirectly of one per cent. or more of any class of relevant securities of Staffware and/or TIBCO is required to disclose every dealing in any relevant securities of that company during the Offer Period. Relevant securities include Staffware Shares, TIBCO Shares, instruments convertible into, options in respect or any derivatives referenced to either Staffware Shares or TIBCO Shares.

Under the provisions of Rule 8.1 of the Code, any such dealings by Staffware, TIBCO or by any of their respective “associates” (within the meaning of the Code) must also be disclosed.

Disclosure should be made in the appropriate form by no later than 12 noon London time on the business day following the date of the dealing transaction. These disclosures should be sent to a Regulatory Information Service in the UK and to the Panel (fax number: +44 (0)20 7256 9386).

If you are in doubt as to the application of Rule 8 to you, please contact an independent financial adviser duly authorised under the Financial Services and Markets Act 2000, consult the Panel’s website at www.takeoverpanel.org.uk or contact the Panel (telephone number: +44 (0)20 7638 0129, fax number: +44 (0)20 7256 9386).

As at the last practicable date prior to this announcement:

(i)	being 20 April 2004, there were 14,613,381 Staffware Shares (ISIN GB0008408758) in issue;

(ii)	being 20 April 2004, there were 198,827,594 TIBCO Shares (ISIN US88632Q1031) listed on Nasdaq under the symbol TIBX in issue.

Enquiries:
TIBCO Software Inc.
Media: Robin Stoecker	Tel:	+1 650 846 5044
Investors: Michael Magaro	Tel:	+1 650 846 5428

Staffware plc
John O’Connell – Chairman and CEO	Tel:	+44 (0)1628 786 800
Tim Perks – CFO	Tel:	+44 (0)1628 786 830

Banc of America Securities – financial adviser to TIBCO
Paul Mullins	Tel:	+44 (0)20 7174 5343
Drago Rajkovic	Tel:	+1 (415) 913 3429

Dresdner Kleinwort Wasserstein – financial adviser and broker to Staffware
Robert Petch	Tel:	+44 (0)20 7623 8000
Michael Covington

PR (Staffware) – Citigate Dewe Rogerson
Toby Mountford	Tel:	+44 (0)20 7638 9571
	Mob:	+44 (0)7710 356 611
Sara Batchelor	Tel:	+44 (0)20 7638 9571
	Mob:	+44 (0)7866 470890

TIBCO has scheduled a conference call for 9:00am EST today to discuss the Offer. Interested parties may access the conference call over the internet through CCBN at www.companyboardroom.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to a live broadcast of the call, a replay will be available through TIBCO’s website at www.tibco.com shortly after the live call ends.

The Staffware Directors accept responsibility for the information contained in this announcement relating to Staffware’s current and historical position and the Staffware Directors. To the best of the knowledge and belief of the Directors of Staffware (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The TIBCO Offer Committee accept responsibility for all other information contained in this announcement. To the best of the knowledge and belief of the TIBCO Offer Committee (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Banc of America Securities, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for TIBCO as financial adviser (within the meaning of the Rules of the Financial Services Authority) and for no one else in connection with the Offer and will not be responsible to anyone other than TIBCO for providing the protections afforded to clients of Banc of America Securities or for giving advice in relation to the Offer.

Dresdner Kleinwort Wasserstein Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for Staffware and for no one else in connection with the Offer and is not acting for any person other than Staffware and will not be responsible to any person other than Staffware for providing advice in connection with the Offer and the other matters described herein.

The Offer will not be made, directly or indirectly, in or into Australia, Canada or Japan and will not be capable of acceptance from within Australia, Canada or Japan. Accordingly, copies of this announcement and all other documents relating to the Offer are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into or from Australia, Canada or Japan. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions and must not mail or otherwise forward, distribute or send such documents in, into or from Australia, Canada or Japan. Doing so may invalidate any related purported acceptance of the Offer.

This release contains forward-looking statements within the meaning of the “safe harbour” provisions of the United States securities laws. All statements other than statements of historical fact are statements that could be deemed forward-looking statements—including, without limitation, statements regarding (i) the ability of the acquisition to broaden TIBCO’s solutions for automating and integrating business processes, (ii) the ability of the combined offering of the TIBCO’s platform and the Staffware’s technology to provide an unparalleled solution to today’s marketplace, (iii) the ability of the acquisition to create a larger software technology leader, (iv) the ability of TIBCO to deepen its industry expertise in finance, insurance, telecom and government sectors as a result of the acquisition, (v) the ability of the acquisition to increase TIBCO’s distribution capabilities solutions, (vi) the continued development and support for Staffware’s iProcess product and TIBCO’s BusinessWorks Workflow products, (vii) the optimization of Staffware’s iProcess product to run with key TIBCO products, (viii) TIBCO plan to continue to market, develop and maintain existing BPM and business integration products, (ix) TIBCO’s plan to deliver a fully interoperable, unified suite in mid to late 2005 and (x) TIBCO’s plan to provide an upgrade or migration path to current Staffware’s customers and the actual results could differ materially from what is envisaged by such forward-looking statements if TIBCO is unable to successfully integrate the Staffware’s business after the acquisition, if TIBCO is unable to successfully develop, market and sell the Staffware’s process management and workflow solutions or if the market for business integration solutions does develop and grow as is now expected. In addition, the acquisition may not occur or may not occur in the time currently contemplated if the shareholders of Staffware do not accept the offer for their shares to TIBCO on the terms offered by TIBCO. TIBCO assumes no obligation to update the forward-looking statements included in this release.

TIBCO will prepare the Offer Document to be distributed to Staffware Shareholders. TIBCO urge Staffware Shareholders to read the Offer Document when it becomes available because it will contain important information relating to the Offer.

The availability of the Offer to persons not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdictions. Such persons should inform themselves of, and observe, any applicable requirements.

The Offer will be open to the US shareholders of Staffware. The Offer in the United States will be made directly by TIBCO and not by Banc of America Securities.

The Offer will be made for the securities of a non-US company. The Offer will be made in accordance with the requirements of the Code and will be subject to disclosure and procedural requirements that are different from those under United States law.

This announcement does not constitute an offer to sell or the solicitation of an offer to purchase or subscribe for any securities whether under the laws of the United States or under the laws of any state of the United States or elsewhere.

Embargoed until 0700 a.m. 22 April 2004

APPENDIX I

Conditions and certain further terms of the Offer

1 Conditions of the Offer

The Offer will be subject to the following conditions:

(a)	valid acceptances of the Offer being received (and not, where permitted, withdrawn) by no later than 3:00 p.m. (London time) on the First Closing Date (or such later time(s) and/or date(s) as TIBCO may, with the consent of the Panel or subject to the rules of the Code,decide) in respect of not less than 90 per cent. (or such lesser percentage as TIBCO may decide) in nominal value of Staffware Shares to which the Offer relates, provided that this condition (a) will not be satisfied unless TIBCO and/or its wholly-owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Staffware Shares carrying, in aggregate, more than 50 per cent. of the voting rights then normally exercisable at a general meeting of Staffware, including for this purpose, to the extent (if any) required by the Panel, any such voting rights attaching to any Staffware Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding conversion or subscription rights or otherwise, and for this purpose:

(i)	Staffware Shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights which they will carry upon issue; and

(ii)	the expression “Staffware Shares to which the Offer relates” shall be construed in accordance with sections 428 to 430F inclusive of the Companies Act;

(b)	the New TIBCO Shares being approved for listing, subject to official notice of issuance, on Nasdaq;

(c)	no government, government department or governmental, quasi-governmental, supranational, municipal, statutory, regulatory, administrative or investigative body, authority (including any national anti-trust, competition or merger control authorities or similar authorities) or any court, trade agency, association, institution or professional or environmental body or (without prejudice to the generality of the foregoing) any other person or body whatsoever in any jurisdiction (each a “Relevant Authority”) having decided to take, institute, implement or threaten any action, proceedings, suit, investigation, reference or enquiry, or made, proposed or enacted any statute, regulation or order and there not continuing to be outstanding any statute, legislation, regulation, decision or order thereof, which would or might reasonably be expected to in any such case in a manner or to the extent which is material and adverse in the context of the wider TIBCO Group or the wider Staffware Group, as appropriate, taken as a whole:

(i)	make the Offer or its implementation or the Acquisition void, unenforceable, prohibited and/or illegal under the laws of any relevant jurisdiction or directly or indirectly restrain, restrict, prohibit, delay or otherwise interfere with the implementation thereof, or impose additional adverse conditions or obligations with respect thereto, or otherwise challenge or interfere with the Offer or its implementation or the Acquisition;

(ii)	require the divestiture by any member of the wider TIBCO Group or the wider Staffware Group of all or any part of their respective businesses, assets or property or impose any limitation on the ability of any member of the wider TIBCO Group or the wider Staffware Group to conduct any of their respective businesses or to own or dispose of any of their respective assets or property or any part thereof;

(iii)	impose any limitation on, or result in a delay in, the ability of any member of the wider TIBCO Group or the wider Staffware Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares or loans or securities convertible into shares in any member of the wider Staffware Group or the wider TIBCO Group or to exercise management control over any member of the wider TIBCO Group or the wider Staffware Group;

(iv)	require any member of the wider TIBCO Group or the wider Staffware Group to acquire or offer to acquire any shares or other securities (or their equivalent) in any member of the wider Staffware Group owned by any third party (other than in implementation of the Offer or pursuant to Rule 9 of the Code) or to sell or offer to sell any shares or other securities (or their equivalent) or any interest in any assets owned by any member of the wider TIBCO Group or the wider Staffware Group;

(v)	impose any limitation on the ability of any member of the wider TIBCO Group or the wider Staffware Group to integrate or co-ordinate its business, or any part of it, with all or any part of the business of any other member of the wider TIBCO Group or the wider Staffware Group;

(vi)	result in any member of the wider TIBCO Group or the wider Staffware Group ceasing to be able to carry on business under any name under which it presently does so or ceasing to be able to use in its business any name, trademark or other intellectual property right which it at present uses in each case on the same basis and terms as at present apply; or

(vii)	otherwise materially and adversely affect the business, financial or trading position, profits or prospects of any member of the wider Staffware Group or of any member of the wider TIBCO Group.

(d)	all filings, applications and/or notifications deemed necessary having been made, and all necessary waiting and other time periods (including extensions thereof) under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated, and all statutory or regulatory obligations in any relevant jurisdiction having been complied with, in each case in respect of the Offer or the Acquisition;

(e)	all authorisations, permissions and approvals deemed necessary or appropriate in any relevant jurisdiction for, or in respect of, the Offer or the Acquisition or to carry on the business of any member of the wider Staffware Group (“Authorisations”) having been obtained, in terms reasonably satisfactory to TIBCO, from all appropriate Relevant Authorities and from any persons or bodies with whom any member of the wider Staffware Group has entered into contractual arrangements (that are material in the context of the wider Staffware Group taken as a whole), and any conditions or obligations attached to any such Authorisations being in terms reasonably satisfactory to TIBCO, and all such Authorisations remaining in full force and effect and there being no notice of an intention to revoke, suspend, restrict, modify or not to renew any of the same and all necessary statutory and regulatory obligations in any jurisdiction having been complied with;

(f)	Except as Disclosed, there being no provision of any arrangement, agreement, licence, permit, lease, franchise or other instrument to which any member of the wider Staffware Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject and which, in consequence of the Offer or the Acquisition that would or might reasonably be expected to result in, to an extent which is material and adverse in the context of the wider Staffware Group taken as a whole:

(i)	any monies borrowed by, or other indebtedness (actual or contingent) of, or any grant made or available to, any such member being or becoming repayable or capable of being declared repayable immediately or prior to their or its stated maturity or repayment dates or the ability of any such member to borrow monies or to incur any indebtedness being withdrawn or inhibited or becoming capable of being withdrawn or inhibited;

(ii)	any such arrangement, agreement, licence, permit, lease, franchise or other instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely modified or affected or any unduly onerous obligation or liability arising or any action being taken or arising thereunder;

(iii)	the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such mortgage, charge or other security interest becoming enforceable;

(iv)	the rights, liabilities, obligations or interests of any such member under any such arrangement, agreement, licence, permit, lease, franchise or other instrument or the interests or business of any such member in or with any other firm or body or person (or any agreement or arrangement relating to such interests or business) being terminated or adversely modified or affected;

(v)	any assets or interest of any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged in each case otherwise than in the ordinary course of business;

(vi)	any such member ceasing to be able to carry on business under any name under which it presently does so or ceasing to be able to use in its business any name, trademark or other intellectual property right which it at present uses, in each case on the same basis and terms as at present apply;

(vii)	the financial or trading position or prospects of any such member being prejudiced or adversely affected; or

(viii)	the creation of any actual or contingent liabilities by any such member other than in the ordinary course of business;

and no event having occurred that, under any provision of any arrangement, agreement, licence, permit, lease, franchise or other instrument to which any member of the wider Staffware Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject could result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (viii) of this condition (f);

(g)	except as Disclosed, no member of the wider Staffware Group having since 31 December 2003:

(i)	issued or agreed to issue, or authorised or proposed the issue of, additional shares of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save for options granted, and for any Staffware Shares allotted upon exercise of options granted, under Staffware Share Schemes or between Staffware and wholly-owned members of Staffware Group before the date of this announcement);

(ii)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus in respect of shares, dividend or other distribution, whether payable in cash or otherwise, other than to other wholly-owned members of Staffware Group;

(iii)	save for intra-Staffware Group transactions, other than in the ordinary course of business, acquired or disposed of or transferred, mortgaged or charged or created any security interest over any asset or any right, title or interest in any asset (including shares and trade investments) which in any such case is material in the context of the wider Staffware Group taken as a whole or merged with or demerged any body corporate or authorised or proposed or announced any intention to propose any merger, demerger, acquisition, disposal, transfer, mortgage, charge or security interest (in any such case other than in the ordinary course of business);

(iv)	issued, authorised or proposed or announced an intention to propose the issue of any debentures or, otherwise than in the ordinary course of business, become subject to any contingent liability or incurred or increased any indebtedness or contingent liability of an aggregate amount that is material in the context of the wider Staffware Group taken as a whole;

(v)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or made any other change to any part of its share capital that is material in the context of the Offer;

(vi)	entered into or varied or become bound by any contract, commitment, arrangement or transaction (whether in respect of capital expenditure or otherwise) other than in the ordinary course of business that (A) is of a long-term, unduly onerous or unusual nature or magnitude, or (B) results or could reasonably be expected to result in a restriction of the scope of business currently carried on by any member of the wider TIBCO Group or the wider Staffware Group or (C) involves or would involve an obligation of such a nature or magnitude, in each case that is material in the context of the wider Staffware Group taken as a whole;

(vii)	waived or compromised or settled any claim that is material in the context of the wider Staffware Group taken as a whole;

(viii)	save for intra-Staffware Group transactions, implemented or authorised, effected or announced its intention to implement or enter into any reconstruction, amalgamation, scheme or similar arrangement (otherwise than in the ordinary course of business);

(ix)	save for solvent voluntary liquidations, taken any corporate action or had any order made or legal proceedings instituted or threatened against it or petition (not of a frivolous or vexatious nature) presented for its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of any receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets and revenues or any analogous proceedings or similar event having occurred in any jurisdiction or any analogous person having been appointed in any jurisdiction and which is material and adverse in the context of the wider Staffware Group taken as a whole;

(x)	entered into or made an offer (which remains open for acceptance) to enter into, or materially changed the terms of, any agreement, contract, commitment or arrangement with any of the directors or senior executives of Staffware or, to an extent that is material in the context of the wider Staffware Group taken as a whole of any member of the wider Staffware Group;

(xi)	made, committed to make, authorised or announced an intention to propose any change in its loan capital;

(xii)	been unable, or having admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business and which is material in the context of the wider Staffware Group taken as a whole;

(xiii)	made any alteration to its memorandum or articles of association, or other incorporation documents; or

(xiv)	entered into any arrangement, contract, agreement or commitment or passed any resolution or made any offer (which remains open for acceptance) or proposal so as to give rise to any obligation to engage in any of the transactions, matters or events referred to in this condition (g);

(h)	since 31 December 2003, except as Disclosed:

(i)	there having been no adverse change or deterioration in the business, financial or trading position or prospects of any member of the wider Staffware Group which in any such case is material in the context of the wider Staffware Group, taken as a whole;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings having been instituted, announced or threatened by or against or remaining outstanding against any member of the wider Staffware Group or which may otherwise adversely affect any such member which, in any such case, is material in the context of the wider Staffware Group, taken as a whole;

(iii)	there having been no enquiry or investigation by or complaint or reference to any Relevant Authority in respect of any member of the wider Staffware Group and no such enquiry, investigation, complaint or reference having been threatened, announced or instituted or remaining outstanding which in any such case would materially and adversely affect the wider Staffware Group, taken as a whole; and

(iv)	no contingent or other liability having arisen or become apparent or increased which is material in the context of the wider Staffware Group taken as a whole;

(i)	TIBCO not having discovered that any financial or business information concerning any member of the wider Staffware Group Disclosed is misleading, contains a misrepresentation of fact, or omits to state a fact necessary to make that information not misleading to an extent that is material and adverse in the context of the wider Staffware Group taken as a whole, and which has not, prior to 22 April 2004, been corrected by further information Disclosed;

(j) TIBCO not having discovered that:

(i)	except as Disclosed, any past or present member of the wider Staffware Group has not complied with any applicable legislation or regulations of any applicable jurisdiction with regard to the use, treatment, handling, storage, transport, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance reasonably likely to impair the environment or harm human health or otherwise relating to environmental matters or there has otherwise been any such use, treatment, handling, storage, transport, disposal, discharge, spillage, leak or emission which has occurred would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the wider Staffware Group; or

(ii)	there is or is likely to be any liability (whether contingent or otherwise) on the part of any member of the wider Staffware Group to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of or controlled by any past or present member of the wider Staffware Group, or in which any such member may now have or previously have had or be deemed to have or have had an interest, under any environmental legislation, regulations, notices, circulars or orders or other lawful requirements of any Relevant Authority; or

(iii)	circumstances exist whereby a person or class of persons would be likely to have any claim or claims in respect of any product or process of manufacture or materials used therein now or previously manufactured, sold or carried out by any past or present member of the wider Staffware Group, in each case to an extent which is material in the context of the wider Staffware Group, taken as a whole.

For the purposes of these conditions, “the wider Staffware Group” means Staffware and its subsidiary undertakings, associated undertakings and any other undertakings in which Staffware and/or such undertakings (aggregating their interests) have a substantial interest; “the wider TIBCO Group” means TIBCO and its subsidiary undertakings, associated undertakings and any other undertakings in which TIBCO and/or such undertakings (aggregating their interests) have a substantial interest and, for these purposes, “substantial interest” means a direct or indirect interest in 20 per cent. or more of the equity or voting capital of undertakings; and “Disclosed” shall mean disclosed in any of the documents, papers or information made available to TIBCO, any member of the wider TIBCO Group or any TIBCO financial or legal adviser in the dataroom located at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP on 5 to 20 April 2004 or disclosed in replies to inquiries relating to such documents, papers and information or otherwise disclosed in writing to TIBCO or its advisers; or (ii) disclosed by being publicly announced through a Regulatory Information Service prior to 22 April 2004.

TIBCO reserves the right to waive, in whole or in part, all or any of the conditions other than condition (a).

If TIBCO is required by the Panel to make an offer for Staffware Shares under the provisions of Rule 9 of the Code, TIBCO may make such alterations to the above conditions, including condition (a), as are necessary to comply with the provisions of that Rule.

The Offer will lapse unless all of the conditions set out above (other than condition (a)) are satisfied or (if capable of waiver) waived or, where appropriate, determined by TIBCO in its reasonable opinion to be or to remain satisfied, by midnight on the later of 21 days after the First Closing Date and the date which is 21 days after the date on which the Offer becomes or is declared unconditional as to acceptances, or such later date as TIBCO may, with the consent of the Panel, decide. TIBCO shall be under no obligation to waive or treat as satisfied any of conditions (b) to (j) inclusive by a date earlier than the latest date specified above for the satisfaction thereof, notwithstanding that any such condition or the other conditions of the Offer may at such earlier date have been waived or satisfied and that there are at such earlier date no circumstances indicating that any such conditions may not be capable of satisfaction.

The Offer will lapse (unless otherwise agreed by the Panel) if, before 3:00 p.m. on the later of the First Closing Date or the date on which the Offer becomes or is declared unconditional as to acceptances, the Secretary of State for Trade and Industry announces a reference of the Offer or the Acquisition to the Competition Commission.

If the Offer lapses, the Offer will cease to be capable of further acceptance and TIBCO and accepting Staffware Shareholders shall then cease to be bound by Forms of Acceptance submitted at or before the time when the Offer so lapses.

2 Certain further terms of the Offer

Staffware Shares will be acquired by TIBCO under the Offer fully paid and free from all liens, equities, charges, encumbrances and other interests together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends, interest and other distributions (if any) declared, made or payable after the date of this announcement save for the recommended final dividend of 5 pence per Staffware Share announced on 16 March 2004.

The Offer will be on the terms and will be subject, inter alia, to the conditions set out in this announcement and such other terms as may be set out in the Offer Document or as may be required to comply with the provisions of the Code, the Listing Rules of the UK Listing Authority and applicable requirement of US securities laws and the applicable rules of Nasdaq. The Offer and any acceptances and elections thereunder will be governed by English law.

The making of the Offer in, or to Staffware Shareholders resident in, or citizens or nationals of, jurisdictions outside the UK or the United States, or to persons who are custodians, nominees or trustees for citizens or nationals or residents of jurisdictions outside the UK or the United (“overseas persons”) may be prohibited or affected by the laws of the relevant overseas jurisdiction. Such overseas persons should inform themselves about and observe any applicable legal requirement. It is the responsibility of any such overseas persons wishing to accept the Offer to satisfy himself/herself as to full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with other necessary formalities and the payment of any issue, transfer or other taxes or duties due in that jurisdiction. Any such overseas person will be responsible for any such issue, transfer or other taxes or duties by whosoever payable and TIBCO and Banc of America Securities (and any person acting of behalf of either of them) shall be fully indemnified and be held harmless by such overseas person for any such issue, transfer or other taxes or duties or other requisite payments as TIBCO or Banc of America Securities may be required to pay.

APPENDIX II

Sources of information and bases of calculation

(i)	The value placed by the Offer on the entire issued share capital of Staffware is based on:

–	14,613,381 Staffware Shares in issue on 20 April 2004;

–	The price per TIBCO Share of US$8.73 which is calculated as the average Closing Price over the last five dealing days ending 20 April 2004; and

–	An exchange rate of US$1.7932 : £1.00, which is calculated as the average of noon buying rate in New York City for cable transfers in pounds Sterling as certified for customs purposes by the Federal Reserve Bank of New York for the five dealing days ending 20 April 2004.

(ii)	The entire issued common stock of TIBCO is 198,827,594.

(iii)	The financial information relating to TIBCO is extracted from its 10-K filing with the SEC for the year ended 30 November 2003.

(iv)	The financial information relating to Staffware is extracted from the Annual Report and Accounts of Staffware for the year ended 31 December 2003 and the unaudited management accounts for the year ended 31 December 2003.

APPENDIX III

Definitions

The following definitions apply throughout this announcement, unless the context otherwise requires:

“Acquisition”	shall mean the proposed acquisition of Staffware pursuant to the Offer

“Banc of America Securities”	Banc of America Securities Limited, financial adviser to TIBCO

“business day”	any day, other than a Saturday or Sunday or a public holiday in the UK, consisting of the time period from 12:01 a.m. until and including 12:00 midnight (London time)

“Closing Price”	the closing middle market quotation of a Staffware Share as derived from the Daily Official List published by the London Stock Exchange for that day or the last reported sale price of a TIBCO Share as reported in Nasdaq for that day, as the case may be

“Code”	The City Code on Takeovers and Mergers

“Companies Act” or “Act”	the Companies Act 1985, as amended

“Dresdner Kleinwort Wasserstein”	Dresdner Kleinwort Wasserstein Limited, financial adviser and broker to Staffware

“EBITDA”	profit before interest, taxation, depreciation, amortisation of goodwill and exceptional items

“Enterprise Value”	Staffware market capitalisation, calculated as the issued share capital on 20 April 2004 multiplied by the Closing Price, less Staffware’s net cash position as at 31 December 2003 (£21.8 million)

“Exchange Act”	the US Securities Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder

“First Closing Date”	21 days following posting of the Offer Document

“Form of Acceptance”	the form of acceptance, authority and election relating to the Offer which will accompany the Offer Document for use by Staffware Shareholders in connection with the Offer

“FSA”	Financial Services Authority

“ISIN”	International Securities Identification Number

“London Stock Exchange”	London Stock Exchange plc

“Nasdaq”	The National Association of Securities Dealers Automated Quotation System

“New TIBCO Shares”	the new TIBCO Shares to be issued by TIBCO as consideration under the Offer

“Offer”	the recommended cash and share offer (to be made by Banc of America Securities for and on behalf of TIBCO outside the United States and by TIBCO in the United States) to acquire the Staffware Shares on the terms and subject to the conditions to be set out in the Offer Document including, where the context so requires, any subsequent revision, variation, extension or renewal of, or election available under, such offer

“Offer Document”	the document to be addressed to Staffware Shareholders containing and setting out the terms and conditions of the Offer

“Offer Period”	the period commencing on the date of this announcement and ending on whichever of the following dates shall be the latest: (i) the First Closing Date; (ii) the date on which the Offer lapses; and (iii) the date on which the Offer becomes or is declared unconditional as to acceptances

“Official List”	the Official List of the UK Listing Authority

“Panel”	The Panel on Takeovers and Mergers

“£”, “Sterling”, “pence” or “p”	the lawful currency of the United Kingdom

“Regulatory Information Service”	any regulatory information service listed in schedule 12 of the Listing Rules of the UK Listing Authority

“SEC”	The Securities and Exchange Commission in the US

“Staffware” or “Company”	Staffware plc (company no. 1382592)

“Staffware Directors” or “Board of Staffware” or “Staffware Board”	the board of directors of Staffware

“Staffware Shareholders”	holders of Staffware Shares

“Staffware Shares”	the existing unconditionally allotted or issued and fully paid ordinary shares of 10 pence each in the capital of Staffware (other than any shares which may be Treasury Shares) and any further such shares which are unconditionally allotted (including pursuant to the exercise of outstanding options granted under the Staffware Share Option Schemes) or issued prior to the time at which the Offer ceases to be open for acceptance or, subject to the provisions of the Code, such earlier time and/or date as TIBCO may decide

“Staffware Share Option Schemes”	the 1997 Executive Share Option Scheme, the 1998 Unapproved Share Option Scheme, the 1998 Inland Revenue Approved Share Option Scheme, the 2000 Unapproved Share Option Scheme, the 2002 Approved Share Option Scheme, the 2002 Unapproved Share Option Scheme, the 2002 Savings-Related Share Option Scheme, the Enterprise Management Incentive Options and the 2003 Employee Stock Purchase Plan

“subsidiary”, “subsidiary undertaking”, “associated undertaking” and “undertaking”	shall be construed in accordance with the Companies Act (but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A to the Companies Act)

“TIBCO”	TIBCO Software Inc.

“TIBCO Offer Committee”	the officers and directors of TIBCO who were appointed by the Board of Directors of TIBCO to serve on the Offer Committee consisting of Vivek Ranadive, Christopher O’Meara, Raj Mashruwala and William Hughes

“TIBCO Directors” or “TIBCO Board” or “Board of TIBCO”	the board of directors of TIBCO

“TIBCO Group”	TIBCO and its subsidiary undertakings

“TIBCO Shares”	shares of common stock of par value $0.001 each in the capital of TIBCO

“Treasury Shares”	the ordinary shares of 10 pence in the capital of Staffware (if any) which are, for the time being, held by Staffware as treasury shares (within the meaning of Section 162A of the Companies Act)

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland

“UK Listing Authority”	the FSA acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000

“United States”, “US” or “USA”	The United States of America, its territories and possessions, any state of the United States of America and the District of Columbia

“US Dollar”, “US$” or “$” or “cents” or “c”	the lawful currency of the United States

“US Person”	a US person as defined in Regulation S under the US Securities Act

“US Securities Act”	the US Securities Act of 1933, as amended and the rules and regulations promulgated thereunder